                                                                     Exhibit 4.7

                                                                  EXECUTION COPY


                               ESCROW AGREEMENT

     Morgan Stanley, Dean Witter, Discover & Co., as escrow agent (the "Escrow Agent") and Centennial Communications Corp. ("CCC") enter into this Escrow Agreement (this "Agreement") as of January 15, 1998.

     A. Defined terms used in this Agreement and not otherwise defined herein shall have the meanings indicated in the Indenture (the "Indenture") dated January 15, 1998 between CCC and State Street Bank and Trust Company as trustee (the "Trustee"), a copy of which is attached as Annex I hereto or the Purchase Agreement dated the date hereof between the Company and the Purchaser set forth therein (the "Convertible Note Purchase Agreement") a copy of which is attached as Annex II hereto.

     B. As provided in the Indenture and the Convertible Note Purchase Agreement, an aggregate amount of $28,600,000 of the proceeds (the "Escrow Proceeds") from the issuance by the Company of the Notes and the Convertible Notes (as defined in the Indenture) will be deposited on the date hereof in an account to be established pursuant to this Agreement for the benefit of CCC. Subject to the terms and conditions of this Agreement, funds in the Escrow Fund (as defined below) shall be released and paid over to CCC upon the Escrow Agent's receipt of a certificate in the form of Exhibit A or Exhibit B attached hereto. The holders of the Notes, the Convertible Notes and CCC have agreed to establish the Escrow Fund with the Escrow Agent pursuant to the terms set forth herein, in the Indenture and in the Convertible Notes Purchase Agreement.

     NOW THEREFORE, the Escrow Agent, and CCC in consideration of the covenants herein contained agree as follows:

          1.  Escrow Agent.  The Escrow Agent, having as of the date of this
              ------------
Agreement an office at 555 California Street, San Francisco, California 94104, hereby agrees to serve as the Escrow Agent hereunder.

          2.  Escrow Fund.  The Escrow Agent hereby agrees to deposit the
              -----------
Escrow Proceeds received by it on the date hereof into an escrow fund (the "Escrow Fund") to be held in the custody of the Escrow Agent separate and apart from all other funds and accounts of the holders of the Notes, the holders of the Convertible Notes, CCC or the Escrow Agent.

          3.  Escrow Fund Investments.  The Escrow Proceeds delivered to the
              -----------------------
Escrow Agent for deposit in the Escrow Fund shall be invested by the Escrow Agent in such Cash Equivalents (as defined in Schedule I) as CCC shall specify in writing. Such investment shall be deemed to be part of the Escrow Fund. The Escrow Agent shall not be liable for any loss resulting from the making or retention of any investment in accordance with this Agreement.

     4.   Release or Return of Escrow Proceeds.  The escrow hereby created
          ------------------------------------
shall be released in whole or in part upon the receipt by the Escrow Agent of a certificate of the Chief Executive Officer or Chief Financial Officer of CCC in the form of Exhibit A or Exhibit B attached hereto (the "Escrow Certificates") (the receipt of such certificate being referred to as, the "Escrow Release Condition").

     Upon the occurrence of the Escrow Release Condition, the Escrow Agent shall wire transfer the amount specified in the Escrow Certificate, in accordance with wire transfer instructions then provided by CCC.

     5.   Termination.  This Agreement shall terminate on the complete
          -----------
distribution of the funds in the Escrow Account in accordance with the terms of this Agreement; provided that if at any time after the first anniversary of the date hereof the amount in the Escrow Fund is less than $3,000,000, this Agreement shall automatically terminate (each such occurrence, a "Termination Event"). Within five Business Days of the occurrence of a Termination Event, the Escrow Agent shall give CCC written notice of the occurrence of such event, specify any amounts owed to the Escrow Agent that will be subtracted from the Escrow Fund pursuant to this Agreement and shall request wire transfer instructions from CCC. Upon receipt of such wire transfer instruction from CCC, the Escrow Agent shall promptly distribute all remaining funds in the Escrow Account to CCC.

     Except as provided in this Agreement, the Escrow Agent shall not release any funds without the consent of the Majority Noteholders (as defined in the Collateral Pledge Agreement dated as of the date hereof by CCC in favor of the Trustee as collateral agent for the benefit of the holders of the Notes and the holders of the Convertible Notes).

     After the full amount of Escrow Fund has been released or returned, the Escrow Agent shall have no further liability to CCC.

     6.   Liability of Escrow Agent Limited.  The acceptance by the Escrow
          ---------------------------------
Agent of its duties under this Agreement is subject to the following terms and conditions, which the parties to this Agreement agree shall govern and control with respect to its rights, duties, liabilities, and immunities:

          a. The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, receipt, or other paper or document furnished to it, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained which the Escrow Agent in good faith believes to be genuine and what it purports to be.

          b. The Escrow Agent shall not be liable for any error of judgment, or for any act done or steps taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct and CCC shall indemnify and hold the Escrow Agent harmless against any and all claims, liability, loss, costs, and expenses (including attorney's fees and court costs) arising out of the performance of this Agreement except as a result of the Escrow Agent's lack of good faith, gross negligence or willful misconduct. In the event that such costs or expenses are incurred by the Escrow Agent, the Escrow Agent shall be entitled to reimburse itself out of the Escrow Funds.

          c. The Escrow Agent may consult with, or obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in good faith in accordance with the opinion and instructions of such counsel.

          d. The Escrow Agent is only a stake holder with respect to any funds deposited hereunder, and in the event of a dispute among the parties hereto, the Escrow Agent may continue to hold the money from the Escrow Fund until joint instructions from the Majority Noteholders and CCC or an order of court of jurisdiction directs disposition of the money; or the Escrow Agent may, at the expense of the CCC, deposit by appropriate procedure the money into court.

     7.   Escrow Agent's Duties.  The Escrow Agent shall perform such duties
          ---------------------
in the administration of this Agreement, and only such duties, as are specifically set forth in this Agreement.

     8.   Notices.  All notices, requests, demands or instructions to CCC, the
          -------
holders of the Notes, the holders of the Convertible Notes or to the Escrow Agent which are given hereunder shall be in writing and shall be deemed sufficiently given if sent by registered or certified mail, postage prepaid or delivered during the business hours as follows:

     To CCC:                         Centennial Communications Corp.
                                     1610 Wynkoop Street
                                     Suite 300
                                     Denver, CO 80202
                                     Attention:  Chief Financial Officer

     To Escrow Agent:                Morgan Stanley, Dean Witter,
                                     Discover & Co.
                                     555 California Street
                                     San Francisco, CA 94104
                                     Attention:  James Mahon

     To the holders of the Notes:    At the address shown on the register
                                     kept by the Registrar (as defined in the Indenture)

     To the holders of the Convertible Notes:   At the address indicated on
                                                the Schedule of Purchasers
                                                attached to the Convertible Note
                                                Purchase Agreement

     In addition, copies of all such notices, requests, demands or instructions shall be sent to the Trustee (as defined in the Indenture) pursuant to the terms set forth in the Indenture.

     9.   Escrow Agent Compensation.  CCC shall pay, when billed, the fees of
          -------------------------
the Escrow Agent for its services under this Agreement as set forth in the schedule of fees attached hereto as Exhibit C. CCC also agrees to pay, when billed, the Escrow Agent's reasonable cost and expenses, including the fees and expenses of counsel to the Escrow Agent incurred in connection with its duties hereunder. To secure payment of the Escrow Agent's compensation under this Agreement, the Escrow Agent shall have a lien (legal and equitable) prior to CCC's on all money or property held under this Agreement by the Escrow Agent.

     10.  Successors Assigns.  The rights and obligations of the parties to this
          ------------------
Agreement shall inure to and be binding upon their respective successors and assigns.

     11.  Severability.  If any one or more of the covenants or agreements
          ------------
provided for this Agreement on the part of the parties hereto to be performed should be determined by a court of competent jurisdiction to be contrary to law, such covenant or agreement shall be deemed and construed to be severable from the remaining covenants and agreements herein contained and shall in no way affect the validity of the remaining provisions of this Agreement.

     12.  Governing Law.  This Agreement shall be construed and interpreted in
          -------------
accordance with the laws of the State of Connecticut and any suits and actions arising out of this Agreement shall be instituted in a court of competent jurisdiction in said State.

     13.  Counterparts; Facsimile.  This Agreement may be executed in several
          -----------------------
counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile.

     IN WITNESS WHEREOF, this Agreement has been signed as of the day and year shown above.

                                     MORGAN STANLEY, DEAN WITTER,
                                     DISCOVER & CO., as Escrow Agent


                                     By:  /s/ James J. Mahon
                                         ---------------------------
                                     Title:  Managing Director
                                            ------------------------

                                     CENTENNIAL COMMUNICATIONS CORP.


                                     By:  /s/ Bernard G. Dvorak
                                         ---------------------------
                                     Title: Chief Financial Officer
                                            ------------------------

                                   EXHIBIT A


                          FORM OF ESCROW CERTIFICATE

     Pursuant to Section 4.20 of the Indenture dated as of January 15, 1998 between Centennial Communications Corp. (the "Company") and State Street Bank and Trust Company, as trustee (the "Indenture") and Section 4 of the Escrow Agreement dated as of January 15, 1998 between the Company and Morgan Stanley, Dean Witter, Discover & Co. (the "Escrow Agreement"), the undersigned hereby requests that $____ be delivered to the Company at ____________ Account #____________ in order to fund the acquisition of [Company Name and Location] (the "Acquisition Target").

     The undersigned hereby certifies the following:

          1. A due diligence report of local counsel and U.S. counsel, as appropriate, to the Company in respect of the Acquisition Target has been delivered to the Board for its review.

          2. An audit of the financial statements for the most recent fiscal period practicable of the Acquisition Target has been performed by or reviewed by the Company's independent public accountants and a report of such audit and/or review has been delivered to the Board for its review.

          3. The Board of Directors of the Company (the "Board") has duly authorized and approved the acquisition of the Acquisition Target.

          4. The Acquisition Target will be a direct or indirect subsidiary of the Cayman Entities (as defined in the Indenture) or the Company as required by Section 4.13 of the Indenture and will be a "Restricted Subsidiary" (as defined in the Indenture).

                                   EXHIBIT B


                          FORM OF ESCROW CERTIFICATE

     Pursuant to Section 4.20 of the Indenture dated as of January 15, 1998 between Centennial Communications Corp. (the "Company") and State Street Bank and Trust Company, as trustee (the "Indenture") and Section 4 of the Escrow Agreement dated as of January 15, 1998 between the Company and Morgan Stanley, Dean Witter, Discover & Co. (the "Escrow Agreement"). The undersigned hereby requests that $_____ be delivered to the Company at ____________ Account #____________ in connection with (each of 1, 2 and 3 a "Transaction"):

          1. the funding of Permitted Investments (as defined in the Indenture);

          2. funds required for the acquisition of channels, spectrum and other assets related to the operation of a Permitted Business (as defined in the Indenture); or

          3. the funding of buildout in connection with the acquisition of a Permitted Business, a Permitted Investment or the acquisition of channels, spectrum and other assets related to the operation of a Permitted Business or the funding of operating losses, as permitted in the Indenture, in connection with a Permitted Business.

     The undersigned hereby certifies that the Board of Directors has approved the entrance into the Transaction by the Company.

     The undersigned hereby further certifies that the assets and/or services which comprise the Transaction shall be held in an entity that is a direct or indirect subsidiary of the Cayman Entities or the Company (as defined in the Indenture).

                                   EXHIBIT C

                               SCHEDULE OF FEES

MORGAN STANLEY                                              EXTERNAL MEMORANDUM
-------------------------------------------------------------------------------

TO:          Kari Maier - Centennial Communications Corp.        DATE:  1-15-98
             Billi McCullough - Holland & Hart LLP

FROM:        Michael Grunwald

SUBJECT:     MANAGEMENT FEES FOR CENTENNIAL COMMUNICATIONS CORP. ESCROW ACCOUNT

-------------------------------------------------------------------------------

There will be no charge for setting up the Centennial Communications Corp. Escrow Account.

The ongoing management fee will be charged at a rate of 10 Basis Points.

                                    ANNEX I

                                   INDENTURE

                                   ANNEX II

                      CONVERTIBLE NOTE PURCHASE AGREEMENT

                                  SCHEDULE I

                               CASH EQUIVALENTS

     Cash Equivalent means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than 270 days from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits maturing not more than 270 days from the date of acquisition, bankers' acceptances with maturities not exceeding 270 days, overnight bank deposits and money market deposit accounts, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bankwatch, Inc. voting of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause
(iii) above, and (v) commercial paper having, the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing not more than 270 days from the date of acquisition.